Exhibit 1.1


WOLSELEY PLC - DIRECTOR SHARE PURCHASE

3 May 2002

Ordinary shares of 25p each

Wolseley plc hereby notifies the following director share purchase, executed yesterday:


Director's Name      No. of shares      Purchase price in       Date of purchase
                     purchased          pence
---------------      -------------      -----------------       ----------------
 John Whybrow           25,000               707                    2.5.02


For and on behalf of Wolseley plc

Edward Parker

Assistant Company Secretary